UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 31, 2012

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

81 Main Street, Suite 503 White Plains, New York (Address of Principal Executive Offices)	10601 (Zip Code)
Registrant's telephone number, including area code: (914) 620-2700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with the Executive Chairman of the Board of Directors

On April 2, 2012, Retail Opportunity Investments Corp. (the "Company") entered into a Letter Agreement with Richard A. Baker (the "Letter Agreement") which amended the existing letter agreement dated October 20, 2009 between the Company and Mr. Baker (the "Prior Agreement"). The Letter Agreement provides for Mr. Baker's transition from Executive Chairman to non-executive Chairman of the Company's board of directors (the "Board"), effective following the Company's 2012 Annual Meeting of Stockholders to be held on May 2, 2012 (the "2012 Annual Meeting").

The term of the Letter Agreement is through October 20, 2015, unless Mr. Baker is not reelected as a director or his service as Chairman of the Board is discontinued by the Board or by Mr. Baker prior to such date.  The Letter Agreement provides that Mr. Baker will continue to receive the annual base salary and bonus specified in the Prior Agreement through October 19, 2012, which is the date of the expiration of the initial term of such Prior Agreement.  The Letter Agreement provides that during the balance of the term of the Letter Agreement, Mr. Baker will receive annual compensation at a rate of $275,000.  However, such compensation shall not extend beyond the date of Mr. Baker's termination as non-executive Chairman of the Board, unless such termination results from a decision taken by the Board without Mr. Baker's approval to discontinue his service. Mr. Baker's base salary is subject to annual review and upward adjustment in the discretion of the compensation committee of the Board (the "Compensation Committee").  Mr. Baker is eligible for an annual bonus to be determined in the sole discretion of the Board based on Mr. Baker's performance and the performance of the Company.  Mr. Baker is also entitled to reimbursement for reasonable business expenses and a travel allowance determined annually by the Compensation Committee together with Mr. Baker.

Under the Letter Agreement, Mr. Baker has agreed that during the period in which he serves as Executive Chairman or Chairman of the Board, and (unless the Board elects not to continue Mr. Baker as Chairman without Mr. Baker's approval to discontinue his service) for a one-year period following such service, he will not become a senior executive officer of a U.S. based, publicly-traded, necessity based, retail REIT nor will he solicit the Company's employees, agents or independent contractors to leave their employment or other service with the Company.  The Letter Agreement also contains customary provisions relating to confidentiality and mutual non-disparagement. In addition, the Company and Mr. Baker have agreed not to continue beyond October 20, 2012 Mr. Baker's commitment to first offer to the Company retail properties located in the United States that he may discover prior to taking any interest in such property directly or indirectly for his own account or offering such property to other persons or entities. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Information about Mr. Baker is set forth in the Company's definitive proxy statement on Schedule 14A filed on April 2, 2012 in the section entitled "Election of Directors - Nominees for Election as Directors."

Appointment of Director

On March 31, 2012, the Board elected Mr. Eric S. Zorn to serve as a member of the Board until the 2012 Annual Meeting, at which time Mr. Zorn has agreed to stand for re-election by the Company's stockholders. There are no arrangements or understandings between Mr. Zorn and any other person pursuant to which he was elected. Mr. Zorn has been appointed to the Audit Committee of the Board. Mr. Zorn has been granted 25,000 shares of restricted stock pursuant to the Company's 2009 Equity Incentive Plan in connection with his election as a member of the Board.

Information about Mr. Zorn is set forth in the Company's definitive proxy statement on Schedule 14A filed on April 2, 2012 in the section entitled "Election of Directors - Nominees for Election as Directors."

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

10.1	Letter Agreement, between Retail Opportunity Investments Corp. and Richard A. Baker, dated April 2, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: April 4, 2012	By:	/s/John B. Roche
John B. Roche Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, between Retail Opportunity Investments Corp. and Richard A. Baker, dated April 2, 2012.